UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

CAMDEN PROPERTY TRUST

(Name of Registrant as Specified In Its Charter)

Not Applicable

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CAMDEN PROPERTY TRUST
3 Greenway Plaza, Suite 1300
Houston, Texas 77046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 1, 2007
Time:	1:30 p.m., central time
Place:	Renaissance Hotel
6 East Greenway Plaza
Houston, Texas
Matters to be voted on:
1.	To elect nine trust managers to hold office for a one-year term;

2.	To ratify Deloitte & Touche LLP as our independent registered public accountants for 2007; and

3.	To act on any other matter that may properly come before the meeting.
The Board of Trust Managers recommends you vote FOR each of the nominees for trust manager. The Audit Committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2007.
Shareholders who are holders of record of common shares at the close of business on March 21, 2007 will be entitled to vote at the annual meeting.
Please read the attached proxy statement and then vote by filling out, signing and dating the proxy card and returning it in the enclosed postage pre-paid envelope. If you attend the annual meeting, you may change your vote or revoke your proxy by voting your shares in person. Please contact our investor relations department at 1-800-9Camden, or in Houston at (713) 354-2500, if you have any questions.
By Order of the Board of Trust Managers,
Dennis M. Steen
Senior Vice President-Finance, Chief Financial
Officer and Secretary
Houston, Texas
March 28, 2007

THE ANNUAL MEETING
     The board of trust managers is soliciting proxies to be used at the annual meeting. This proxy statement and form of proxy are first being sent on March 28, 2007 to anyone who was a shareholder on March 21, 2007. The following is important information regarding the annual meeting.

Q:	What may I vote on?

A:	At the annual meeting, you will be voting on the following proposals:
1.	To elect nine trust managers to hold office for a one-year term; and

2.	To ratify Deloitte & Touche LLP as our independent registered public accountants for 2007.

Q:	How do you recommend I vote?

A:	The Board of Trust Managers recommends you vote FOR each of the nominees for trust manager. The Audit Committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2007.

Q:	Who is entitled to vote?

A:	All shareholders of record on the close of business on March 21, 2007 are entitled to vote at the annual meeting. On March 21, 2007, we had 56,795,351 common shares outstanding. Each share is entitled to one vote.

Q:	How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you will receive instructions from your nominee you must follow to have your shares voted. If you hold your shares in your own name as a holder of record, you may vote in person at the annual meeting or instruct the individuals named on the proxy card, referred to as proxies, how to vote your shares by completing, dating, signing and mailing the proxy card in the enclosed postage pre-paid envelope.

If you do not indicate how you wish to vote for one or more of the nominees for trust manager, the proxies will vote FOR election of all of the nominees for trust manager. If you “withhold” your vote for any of the nominees, your vote will not be counted in the tabulation of votes cast on that nominee. If you do not specify a choice for or against the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2007, or if you abstain on this matter, the proxies will vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2007.

Q:	How can I change my vote or revoke my proxy after I return my proxy card?

A:	If you are a registered shareholder, you may change your vote or revoke your proxy at any time before the meeting by submitting written notice to our Secretary, submitting another proxy properly signed and later dated or voting in person at the meeting. In each case, the later submitted vote will be recorded and the earlier vote revoked. If you hold your shares in “street name,” please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Q:	How will votes be counted?

A:	The meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding common shares entitled to vote. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes. However, abstentions will not be counted as votes cast on a proposal and have no effect on the result of the vote on such proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

Q:	Who will pay the costs of soliciting the proxies?

A:	We will pay all of the costs of soliciting proxies. Some of our trust managers, officers and other employees may solicit proxies personally or by telephone, mail, facsimile or other electronic means of communication. They will not be specially compensated for these solicitation activities. We do not expect to pay any fees for the solicitation of proxies, but may pay brokerage firms and other custodians for their reasonable expenses for forwarding solicitation materials to the beneficial owners of shares.

Q:	How will voting on other business be conducted?

A:	We do not know of any matter to be presented or acted upon at the meeting, other than the proposals described in this proxy statement. If any other matter is presented at the meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

Q:	How do I get additional copies or discontinue future duplicate copies of the annual report or view SEC documents electronically?

A:	Our 2006 annual report, including financial statements, is being mailed to you along with this proxy statement. Our annual report and Form 10-K are not proxy soliciting materials.

If you are a shareholder of record, you can elect to view certain shareholder communications over the Internet instead of receiving paper copies in the mail. You may choose this option and save us the cost of producing and mailing these documents by checking the appropriate box on the enclosed proxy card. If you choose to view future proxy materials and our annual report over the Internet, you will receive instructions next year containing the Internet address of those materials. Your choice will remain in effect until you tell us otherwise.

If you hold your shares through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

We have adopted a procedure approved by the Securities and Exchange Commission, or the SEC, called “householding,” which reduces our printing costs and postage fees. You may choose this option by checking the appropriate box on the enclosed proxy card. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notify us they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at such an address wishes to receive a separate document in the future, he or she may contact our Investor Relations department at (800) 922-6336 or write to us at Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, Attention: Investor Relations. If you are an eligible shareholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting that entity.

GOVERNANCE OF THE COMPANY
Board Independence and Meetings
          Our board of trust managers believes the purpose of corporate governance is to ensure we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to corporate governance practices the board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.
          Currently, our board of trust managers has ten members. George A. Hrdlicka is retiring from the board effective as of the time of the annual meeting and, at such time, the size of the board will be reduced to nine members, although we may add an additional member to the board in the future. The board of trust managers has determined, after considering all of the relevant facts and circumstances, eight trust managers (William R. Cooper, George A. Hrdlicka, Scott S. Ingraham, Lewis A. Levey, F. Gardner Parker, William F. Paulsen, William B. McGuire, Jr. and Steven A. Webster) are independent, as “independence” is defined by the New York Stock Exchange. This means none of the independent trust managers has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, we have a majority of independent trust managers on our board as required by the listing requirements of the New York Stock Exchange.
          The board of trust managers met either in person or by conference call seven times in 2006. All of the trust managers attended 75% or more of meetings of the board and the committees on which they served during 2006. We encourage all of our trust managers to attend the annual meeting. Seven trust managers attended last year’s meeting.
Executive Sessions
          Independent trust managers have regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions typically occur before or after each regularly scheduled meeting of the board. Any independent trust manager may request an additional executive session be scheduled. The presiding trust manager over these executive sessions is F. Gardner Parker, the Lead Independent Trust Manager.
Share Ownership Guidelines
          The board of trust managers has adopted a share ownership policy for trust managers. The policy provides for a minimum beneficial ownership target of our common shares with a market value of $250,000 within three years of joining the board. All trust managers currently meet this ownership target.
Committees of the Board of Trust Managers
          The board of trust managers has established five committees. Information regarding these committees is set forth below.
          Audit Committee. The current members of the audit committee are Scott S. Ingraham (Chair), George A. Hrdlicka and Lewis A. Levey. William R. Cooper has been appointed as a member of the audit committee effective as of the time of the annual meeting to fill the vacancy created by Mr. Hrdlicka’s retirement from the board. Each member of the audit committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The board of trust managers, after reviewing all of the applicable facts, circumstances and attributes, has determined Mr. Ingraham is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.
          The audit committee operates under a written charter adopted by the board, which was last amended on February 27, 2007. The audit committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is included in this proxy statement as Appendix A and can be viewed on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The Report of the Audit Committee is set forth beginning on page 31 of this proxy statement.
          The audit committee’s responsibilities include assisting the board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications and independence and the performance of our independent registered public accountants. In addition, the audit committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the audit committee has the sole authority to appoint and replace the independent registered public accountants, who report directly to the audit committee, approve the engagement fee of the independent registered public accountants and pre-approve the audit services and any permitted non-audit services the independent registered public accountants may provide to us. During 2006, no member of the audit committee served on more than two other public company audit committees. The audit committee met seven times in 2006.
          Compensation Committee. The current members of the compensation committee are George A. Hrdlicka (Chair), William R. Cooper and Lewis A. Levey. Scott S. Ingraham has been appointed as a member of the compensation committee effective as of the time of the annual meeting to fill the vacancy created by Mr. Hrdlicka’s retirement from the board. Pursuant to the charter of the compensation committee, the members of the committee will designate a chair by majority vote of the full Committee membership at the first meeting of the compensation committee held after the annual meeting. Each member of the compensation committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The compensation committee operates under a written charter adopted by the board, which was last amended on July 11, 2003. The compensation committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The compensation committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for our executive officers. The compensation committee met three times in 2006.
          Corporate Governance Committee. The current members of the corporate governance committee are Steven A. Webster (Chair), F. Gardner Parker, William B. McGuire, Jr. and William F. Paulsen. Each member of the corporate governance committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The corporate governance committee operates under a written charter adopted by the board, which was last amended on July 11, 2003. The corporate governance committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The corporate governance committee’s responsibilities include ensuring the board of trust managers and management are appropriately constituted to meet their fiduciary obligations to our shareholders and us by developing and implementing policies and processes regarding corporate governance matters. The corporate governance committee met one time in 2006.
          Executive Committee. The current members of the executive committee are Richard J. Campo (Chair), William R. Cooper, George A. Hrdlicka and Steven A. Webster. As of the time of the annual meeting, as a result of Mr. Hrdlicka’s retirement from the board, the size of the executive committee will be reduced to three members. The executive committee may approve the acquisition and disposal of investments and the execution of contracts and agreements, including those related to the borrowing of money. The executive committee may also exercise all other powers of the trust managers, except for those that require action by all trust managers or the independent trust managers under our declaration of trust or bylaws or under applicable law. The executive committee did not meet in 2006.
          Nominating Committee. The current members of the nominating committee are William R. Cooper (Chair), Scott S. Ingraham and Steven A. Webster. Each member of the nominating committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The nominating committee operates under a written charter adopted by the board, which was last amended on July 10, 2003. The nominating committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The nominating committee’s responsibilities include selecting the trust manager nominees for election at annual meetings of shareholders. The nominating committee met two times in 2006.

Consideration of Trust Manager Nominees
          Shareholder Nominees. The policy of the nominating committee is to consider properly submitted shareholder nominations for candidates for membership on our board. In evaluating such nominations, the nominating committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria described below under “Trust Manager Qualifications.” Any shareholder nomination proposed for consideration by the nominating committee should include the nominee’s name and qualifications for board membership and should be addressed to:
Corporate Secretary
Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
          In addition, our bylaws permit nominations of trust managers at any annual meeting of shareholders by the board or a committee of the board or by a shareholder of record entitled to vote at the annual meeting. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and material required by our bylaws to our corporate secretary at the address set forth above not less than 60 nor more than 90 days prior to the date of the applicable annual meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is made, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the applicable annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs. You may obtain a copy of the full text of the bylaw provision by writing to our corporate secretary at the address set forth above. A copy of our bylaws has been filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1997 and an amendment thereto has been filed with the SEC as an exhibit to our current Report on Form 8-K dated May 2, 2006.
          Trust Manager Qualifications. Our Guidelines on Governance contain board membership criteria that apply to the nominating committee’s nominees for a position on our board. Under these criteria, a majority of the board must be comprised of independent trust managers. Also, trust managers should be persons of integrity, with significant accomplishments and recognized business stature who will bring a diversity of perspectives to the board. In addition, board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics, including diversity, management skills and business expertise. Trust managers should also be able to commit the requisite time for preparation and attendance at regularly scheduled board and committee meetings, as well as be able to participate in other matters necessary to good corporate governance.
          Limits on Service on Other Boards. In the Guidelines on Governance, the board recognized its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical trust managers have the opportunity to dedicate sufficient time to their service on the board. To that end, the Guidelines on Governance provide that employee trust managers may not serve on more than two public company boards in addition to our board. Individuals who serve on more than six other public company boards will not normally be asked to join the board and individuals who serve on more than two other public company audit committees will not normally be asked to join the audit committee unless, in any such case, the board determines such simultaneous service would not impair the ability of such individual to effectively serve on the board or the audit committee. Current positions in excess of these limits may be maintained unless the board determines doing so would impair their service on the board or audit committee, as applicable.
          Term Limits; Retirement Age. The Guidelines on Governance provide, as a general matter, non-employee trust managers will not stand for election to a new term of service at any annual meeting following their 75th birthday. As a result of this practice, George A. Hrdlicka is retiring from the board effective as of the time of the annual meeting. The board may approve exceptions to this practice when it believes it is in our interest to do so. The board does not believe it should establish term limits for trust manager service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring each trust manager continues to act in a manner consistent with the best interests of us, our shareholders and the board. The board believes term limits have the disadvantage of losing the contribution of trust managers who have been able to develop, over a period of time, increasing insight into our operations and us and, therefore, provide an increasing contribution to the board as a whole.
          Criteria for Nomination to the Board. The nominating committee has adopted criteria for nomination to the board. Under these criteria, trust managers should be of the highest ethical character and share Camden’s values, should have personal and professional reputations consistent with our reputation, should have relevant expertise and experience and be able to offer advice and guidance to management based on that expertise and experience, should be able to serve without the appearance of any conflict of interest and independent of any constituency so to be able to represent all of our shareholders, should be committed to Camden’s success and welfare and the long-term interests of our shareholders, should be willing to apply sound and independent business judgment and should have time available to devote to Camden activities.
          Identifying and Evaluating Nominees. The nominating committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating committee will utilize a variety of methods for identifying and evaluating nominees for trust manager. Candidates may come to the attention of the nominating committee through current board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating committee, and may be considered at any point during the year. As described above, the nominating committee will consider properly submitted shareholder nominations for candidates to the board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating committee at a regularly scheduled meeting, which is generally the first meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a trust manager candidate, such materials will be forwarded to the nominating committee. The nominating committee may also review materials provided by professional search firms or other parties, and/or utilize the findings or recommendations of a search committee composed of other trust managers, in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the nominating committee will seek to achieve a balance of knowledge, experience and capability on the board.
          Each of the nominees for election to our board this year has previously served as a member of our board.
Guidelines on Governance and Codes of Ethics
          Our board of trust managers has adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our board, board selection and composition, board committees, board operation and structure, board orientation and evaluation, board planning and oversight functions and executive share ownership. The corporate governance committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the board any changes to the guidelines.
          Our board has also adopted a Code of Business Conduct and Ethics, which is designed to help officers, trust managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. We have also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.
          You may obtain a copy of our committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” This information is also available in print free of charge to any person who requests it by contacting us at Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, attention: Investor Relations.

Communication With Our Board
          Any shareholder or interested party who wishes to communicate with our board of trust managers or any specific trust manager, including independent trust managers, may write to:
Mr. F. Gardner Parker
Lead Independent Trust Manager
Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
          Depending on the subject matter, Mr. Parker will:
•	forward the communication to the trust manager or trust managers to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded to the chair of the audit committee for review);

•	forward to management if appropriate (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board or an individual trust manager); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
          At each meeting of the board, our Chairman of the Board will present a summary of all communications received since the last meeting of the board and will make those communications available to any trust manager on request.

ELECTION OF TRUST MANAGERS
          There are currently ten trust managers on the board. George A. Hrdlicka is retiring from the board effective as of the time of the annual meeting and, at such time, the size of the board will be reduced to nine members. The nominating committee of the board recommended, and the board has selected, each of the other nine current trust managers as a nominee for election at the annual meeting. No trust manager was selected for nomination at the 2007 annual meeting as a result of any arrangement or understanding between that trust manager and any other person.
          Trust managers elected at the meeting will hold office for a one-year term. Unless you withhold authority to vote for one or more nominees, the persons named as proxies intend to vote for election of the nine nominees.
          All nominees have consented to serve as trust managers. The board has no reason to believe any of the nominees will be unable to act as trust manager. However, if a trust manager is unable to stand for re-election, the board may either reduce the size of the board or the nominating committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
          The nominees are as follows:

Richard J. Campo
Age:	52
Trust Manager Since:	1993
Principal Occupation:	Chairman of the Board of Trust Managers and Chief Executive Officer of Camden Property Trust since May 1993.

William R. Cooper
Age:	70
Trust Manager Since:	1997
Principal Occupation:	Private Investor
Recent Business Experience:	Since April 1997, Mr. Cooper has been a private investor. Prior to April 1997, Mr. Cooper served for 30 years in a variety of capacities with Paragon Group, Inc. or its predecessor.

Scott S. Ingraham
Age:	52
Trust Manager Since:	1998
Principal Occupation:	Private Investor and Consultant
Recent Business Experience:	From 1999 until February 2005, Mr. Ingraham was Chairman of the Board and Chief Executive Officer of Rent.com or its predecessor.
Other Directorships	LoopNet, Inc. (online commercial real estate services)

Lewis A. Levey
Age:	65
Trust Manager Since:	1997
Principal Occupation:	Private Investor and Management Consultant
Recent Business Experience:	Since April 1997, Mr. Levey has been a private investor and management consultant. He is also involved as a Principal with a commercial real estate management and leasing firm focused on office buildings. Prior to April 1997, Mr. Levey served for more than 25 years in a variety of capacities with Paragon Group, Inc. or its predecessor.
Other Directorships	Enterprise Financial Services Corp. (financial services)

William B. McGuire, Jr.
Age:	62
Trust Manager Since:	2005
Principal Occupation:	Private Investor
Recent Business Experience:	From 1994 until February 2005, Mr. McGuire was a director and executive officer of Summit Properties Inc., most recently serving as its co-chairman of the board from April 2001 until February 2005.

D. Keith Oden
Age:	50
Trust Manager Since:	1993
Principal Occupation:	President and Chief Operating Officer of Camden Property Trust since December 1993

William F. Paulsen
Age:	60
Trust Manager Since:	2005
Principal Occupation:	Private Investor
Recent Business Experience:	From 1994 until February 2005, Mr. Paulsen was a director and executive officer of Summit Properties Inc., most recently serving as its co-chairman of the board from April 2001 to February 2005.
Other Directorships	Crystal River Capital, Inc. (structured finance REIT)

F. Gardner Parker
Age:	65
Trust Manager Since:	1993 (Lead Independent Trust Manager since 1998)
Principal Occupation:	Private Investor
Recent Business Experience:	Mr. Parker has been involved in structuring private and venture capital investments for the past 15 years.
Other Directorships	Carrizo Oil & Gas, Inc. (oil and gas exploration and development), Sharps Compliance Corp. (waste management services), Hercules Offshore, Inc. (drilling and liftboat services)

Steven A. Webster
Age:	55
Trust Manager Since:	1993
Principal Occupation:	Co-managing Partner, Arista Capital Partners, a private equity investment firm, since 2005
Recent Business Experience:	From 2000 to 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of CSFB Private Equity. From 1998 to 1999, Mr. Webster was the President and Chief Executive Officer of R&B Falcon Corporation.
Other Directorships	Chairman of Carrizo Oil & Gas, Inc. (oil and gas exploration and development), director of Grey Wolf, Inc. (land drilling service provider), director of Seacor Holdings, Inc. (tanker and marine services), Chairman of Basic Energy Services (oil service contractor), director of Hercules Offshore, Inc. (drilling and liftboat services)
Required Vote
          Each nominee must be re-elected by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting.
          The board recommends you vote FOR the nominees listed above.

EXECUTIVE OFFICERS
          There is no family relationship among any of our trust managers or executive officers. No executive officer was selected as a result of any arrangement or understanding between that executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.
          Our executive officers are as follows:

Name	Age	Position	Recent Business Experience
Richard J. Campo	52	Chairman of the Board of Trust Managers and Chief Executive Officer (May 1993-present)	See “Election of Trust Managers” section.

D. Keith Oden	50	President and Chief Operating Officer (December 1993-present)	See “Election of Trust Managers” section.

H. Malcolm Stewart	55	Executive Vice President-Real Estate Investments and Chief Investment Officer (September 1998-present)	Senior Vice President-Construction of Camden Property Trust (December 1993-September 1998).

Dennis M. Steen	48	Chief Financial Officer, Senior Vice President-Finance and Secretary (September 2003-present)	Vice President-Controller, Chief Accounting Officer and Treasurer of Camden Property Trust (August 1999-September 2003).

Steven K. Eddington	57	Senior Vice President-Operations (September 2002-present)	Regional Vice President and General Manager (West Region) of Camden Development, Inc., one of our wholly owned subsidiaries (1998-September 2002).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table shows how many shares were owned by our trust managers and five most highly paid executive officers as of March 21, 2007, including shares such persons had a right to acquire within 60 days after March 21, 2007 through the exercise of vested options to purchase shares held in a rabbi trust, ordinary share options and through the exchange of units of limited partnership interest in our operating partnerships. The following table also shows how many shares were owned by beneficial owners of more than 5% of our shares as of March 21, 2007. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below.

	Shares Beneficially Owed(2)(3)
Name and Address of Beneficial Owners (1)	Amount	Percent of Class
ING Groep N.V.(4)	4,974,407	8.8%
The Vanguard Group, Inc.(5)	3,387,162	6.0%
Barclays Global Investors, NA(6)	2,933,519	5.2%
D. Keith Oden	1,465,225	2.5%
Richard J. Campo	1,445,019	2.5%
William R. Cooper	815,016	1.4%
William B. McGuire, Jr.(7)	525,307	*
William F. Paulsen(8)	458,904	*
Lewis A. Levey(9)	444,308	*
H. Malcolm Stewart	306,474	*
James M. Hinton(10)	193,759	*
Scott S. Ingraham(11)	135,725	*
Dennis M. Steen	32,001	*
Steven A. Webster	41,374	*
F. Gardner Parker	39,795	*
George A. Hrdlicka	25,472	*
All trust managers and executive officers as a group (13 persons)(12)	5,805,682	9.7%

*	Less than 1%

(1)	The address for ING Groep N.V. is Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address for Barclays Globel Investors, NA is 45 Fremont Street, San Francisco, California 94105. The address for Messrs. Campo, Oden, Cooper, McGuire, Paulsen, Levey, Stewart, Hinton, Ingraham, Steen, Webster, Parker and Hrdlicka is c/o Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046.

(2)	These amounts include shares the following persons had a right to acquire within 60 days after March 21, 2007 through the exercise of vested options to purchase shares held in a rabbi trust, ordinary share options and through the exchange of units of limited partnership interest in our operating partnerships. Each option represents the right to receive one common share upon exercise. Each partnership unit is exchangeable for one common share. We may elect to pay cash instead of issuing shares upon a tender of units for exchange.

	Vested Options Held	Other Vested	Units of Limited
	in a Rabbi Trust	Options	Partnership Interest
D. Keith Oden	655,041	396,756	—
Richard J. Campo	655,650	396,756	—
William R. Cooper	17,599	—	791,939	(a)
William B. McGuire, Jr.	—	—	414,803
William F. Paulsen	—	—	398,575
Lewis A. Levey	17,599	—	359,692	(b)
H. Malcolm Stewart	170,223	75,538	—
James M. Hinton	113,451	60,239	—
Scott S. Ingraham	78,779	—	—
Dennis M. Steen	16,873	5,000	—
Steven A. Webster	19,287	—	—
F. Gardner Parker	32,353	—	—
George A. Hrdlicka	20,799	—	—
All trust managers and executive officers as a group (13 persons)	1,708,459	911,257	1,965,009

(a)	Includes 364,829 units held by WRC Holdings, Inc., 30,000 units held by Paragon Gnty Services LP and 38,457 units held by Cooper Partners Limited. Mr. Cooper controls each such entity.

(b)	Includes 300,018 units held by Lewis A. Levey Revocable Trust dated December 15, 1995, for which Mr. Levey is the trustee.

(3)	The amounts exclude the following unvested options to purchase shares held in a rabbi trust, other unvested options and unvested share awards:

	Unvested Options
	Held in a Rabbi	Other Unvested	Unvested
	Trust	Options	Share Awards
D. Keith Oden	—	33,333	45,188
Richard J. Campo	—	33,333	45,188
William R. Cooper	—	—	—
William B. McGuire, Jr.	—	—	2,378
William F. Paulsen	—	—	2,378
Lewis A. Levey	—	—	—
H. Malcolm Stewart	5,567	—	49,958
James M. Hinton	—	—	—
Scott S. Ingraham	1,512	—	2,378
Dennis M. Steen	2,838	—	30,322
Steven A. Webster	1,512	—	2,378
F. Gardner Parker	—	—	—
George A. Hrdlicka	—	—	—
All trust managers and executive officers as a group (13 persons)	14,518	66,666	205,728

(4)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2007, ING Groep N.V. possessed sole voting power and sole dispositive power over 4,974,407 shares, which excludes 3,800 custodial shares and includes the ownership reported by ING Clarion Real Estate Securities L.P., a wholly owned subsidiary of ING Groep N.V. in its Schedule 13G filed with the SEC on February 13, 2007, in which such entity reported it possessed sole voting power over 2,350,482 shares, shared voting power over 2,500 shares and sole dispositive power over 4,629,262 shares.

(5)	Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007, The Vanguard Group, Inc. possessed sole voting power over 26,075 shares and sole dispositive power over 3,387,162 shares.

(6)	Based on information contained in a Schedule 13G, Barclays Global Investors, NA possessed sole voting power over 1,384,379 shares and sole dispositive power over 1,702,330 shares, Barclays Global Fund Advisors possessed sole voting power and sole dispositive power over 1,100,702 shares, Barclays Global Investors, Ltd. possessed sole voting power and sole dispositive power over 50,045 shares, Barclays Global Investors Japan Trust and Banking Company Limited possessed sole voting power and sole dispositive power over 55,583 shares and Barclays Global Investors Japan Limited possessed sole voting power and sole dispositive power over 24,859 shares.

(7)	Includes 98,202 shares held by a family trust.

(8)	Includes 24,405 shares held by Mr. Paulsen’s wife and 24,204 shares held by a related family foundation. Also includes 398,575 common shares issuable upon the exchange of units of limited partnership interest in one of our operating partnerships, which shares have been pledged by Mr. Paulsen to Merrill Lynch Bank USA as security for a loan or other extension of credit to Mr. Paulsen. Upon a default under the agreement governing such loan, Merrill Lynch Bank USA or its parent, Merrill Lynch & Co. Inc., or any subsidiary thereof, may sell such common shares.

(9)	Includes 640 shares held in a trust of which Mr. Levey is a co-trustee.

(10)	Resigned as an officer and employee effective as of March 16, 2007 and his shares are therefore not included in the total amounts for all trust managers and executive officers as a group.

(11)	Includes 1,050 shares held in accounts for the benefit of Mr. Ingraham’s children, for which Mr. Ingraham is the custodian.

(12)	Shares and/or units beneficially owned by more than one individual have been counted only once for this purpose.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2006, we believe all SEC filing requirements applicable to our trust managers, officers and beneficial owners of more than 10% of our common shares were complied with in 2006, except each of Messrs. Campo and Oden filed one Form 4 in which he incorrectly reported the number of shares acquired in two transactions, Mr. Stewart filed one Form 4 in which he incorrectly reported the number of shares acquired in three transactions and Mr. Eddington filed one Form 4 in which he incorrectly reported the number of shares acquired in one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Prior to our merger with Summit Properties Inc. (“Summit”), Summit entered into amended and restated employment agreements with William B. McGuire, Jr. and William F. Paulsen, each of which is a trust manager, with an expiration date of December 31, 2011. We assumed these agreements as a result of the merger with Summit. Each of the employment agreements provided the annual base salary of Messrs. McGuire and Paulsen, effective as of January 1, 2002 and for the balance of the term of such agreement, was $200,000 per year unless Mr. McGuire or Mr. Paulsen, respectively, ceased to be an employee member of the board, in which case such annual base salary would be reduced to $175,000. Messrs. McGuire and Paulsen were entitled to participate in our employee share option plans and employee benefit plans. The agreements further provided that Messrs. McGuire and Paulsen would receive health benefits at a cost comparable to that paid by similarly situated employees, secretarial and computer-related services, and office facilities for the term of the applicable agreement and for the remainder of the respective life of Mr. McGuire or Mr. Paulsen thereafter. The employment agreements with Messrs. McGuire and Paulsen also provided for certain severance benefits.
          On April 27, 2005, we entered into a separation agreement with each of Messrs. McGuire and Paulsen. Each separation agreement was effective as of the effective time of the merger with Summit, which occurred on February 28, 2005. Pursuant to the respective separation agreement, as of the effective time of the merger, Messrs. McGuire and Paulsen resigned as an officer and director of Summit and all entities related to Summit, and the respective employment agreement between Summit and each such executive was terminated. Also pursuant to the respective separation agreement, each of Messrs. McGuire and Paulsen continue to receive health benefits at a cost comparable to that paid by similarly situated employees, secretarial and computer-related services, and office facilities for the remainder of his respective life, which payments totaled $74,732 and $106,761, respectively, in 2006.

COMPENSATION DISCUSSION AND ANALYSIS
          The compensation committee of the board of trust managers has responsibility for establishing, implementing and continually monitoring our executive compensation program.
          Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 21, are referred to as the “named executive officers.”
Compensation Philosophy and Objectives
          An important part of our results-oriented culture is to recognize and reward executives based on their contributions to our success. Our executive compensation program links incentive compensation to individual and corporate results by rating achievement against financial and non-financial objectives. Our compensation objectives are designed to make our performance expectations clear to executives and other employees and to measure and reward performance consistently across organizational lines. The key objectives of our executive compensation program are to:
•	support our business objectives to produce consistent earnings growth and increase shareholder value;

•	attract, reward, motivate and retain talented executives;

•	tie executive compensation to our financial performance and portfolio management; and

•	link executives’ goals with shareholders’ interests.
Role of Executive Officers in Compensation Decisions
          The compensation committee makes all compensation decisions for our executive officers (which includes the named executive officers) and approves recommendations regarding equity awards to all of our officers and other employees.
          Richard J. Campo, our chairman of the board and chief executive officer, and D. Keith Oden, our president and chief operating officer, annually review the performance of each executive officer (other than Messrs. Campo and Oden, whose performance is reviewed by the compensation committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards.
Setting Executive Compensation
          Based on the objectives described above, the compensation committee has structured our annual and long-term executive compensation to motivate executive officers to achieve our business goals and reward the executive officers for achieving such goals. In furtherance of this, in 2006, the compensation committee engaged CEL & Associates, Inc., an outside executive compensation consulting firm, to conduct a review of the total compensation program for our executive officers. CEL & Associates, Inc. has provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our executive officers. The compensation committee also reviews public disclosures made by companies in the real estate industry and on published surveys with particular focus on companies of similar size within our industry.
          In making compensation decisions, the compensation committee compares each element comprising total compensation against a peer group of publicly-traded multifamily REITs (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the compensation committee, consists of companies against which we believe we compete for talent and for shareholder investment. The companies comprising the Compensation Peer Group were selected based on the following criteria:
•	competitive companies in Camden’s major markets;

•	range of size of market capitalization, target markets, asset quality, financial structure and organization similar to Camden; and

•	strong development orientation and pipeline.
          The following seven public multifamily companies met this criteria: Archstone-Smith Trust, AvalonBay Communities, Inc., BRE Properties, Inc., Equity Residential, Essex Property Trust, Inc., Post Properties, Inc. and United Dominion Realty Trust, Inc.
          For development positions other than our chief executive officer and our president, private real estate investment and development companies offer a considerable competitive opportunity in the attraction and retention of experienced and talented professionals. To appropriately judge the market competitive compensations for development positions, the compensation committee also considered cash and the value of long-term compensation for a number of companies representing a cross-section of the types and sizes of real estate companies that could be competitive with Camden in the recruitment of development leaders.
          As we compete with many companies for top executive-level talent, the compensation committee generally sets compensation for executive officers relative to the compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the compensation committee’s expectation that, over the long term, we will continue to generate shareholder returns in line with the average of our peer group.
          A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviewed a variety of information, including that provided by CEL & Associates, Inc., to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of our performance and individual performance, depending on the type of award, compared to established goals. Historically, and in fiscal 2006, the compensation committee granted a majority of total compensation to our executive officers in the form of non-cash incentive compensation.
2006 Executive Compensation Components
          The principal components of our executive compensation program are base salary, annual bonus, annual cash award based on performance, long-term compensation, which may include grants of shares and/or options based on past performance, and perquisites and other personal benefits.
          Base Salary. The named executive officers receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determinations are individual performance, the success of each business unit in the individual’s area of responsibility in achieving business plans, the competitiveness of the executive’s total compensation, our ability to pay an appropriate and competitive salary, and internal and/or external equity. The named executive officers are eligible for periodic increases in their base salary as a result of individual performance, their salary relative to the compensation paid to similarly situated executives in companies comprising the Compensation Peer Group and the time interval and any added responsibility since the last salary increase.
          Annual Bonus. The compensation committee awarded annual bonuses to executives for the achievement of specified goals by Camden, the individual and the individual’s business unit, with varying weightings applied to each area of goals based on the individual’s position. The weightings applicable to each goal were set in advance.

An evaluation of individual and business unit goals and respective weightings for each named executive officer are recommended by Messrs. Campo and Oden to the compensation committee.
          For 2006, the company-wide goals and respective weightings used in determining cash bonuses for Messrs. Campo and Oden were:
•	the achievement of FFO per share equal to the mid-point of the guidance range issued at the beginning of the year (30%);

•	the operating performance of property-level net operating income as compared to the original budgeted performance (20%);

•	the achievement of a targeted transaction volume goal by delivering a combination of new development starts and acquisitions (10%);

•	the achievement of total shareholder return (i.e., share price appreciation and dividends paid) in the top 33% of the apartment sector (15%);

•	the completion of new developments in accordance with the original time and financial budgets (20%); and

•	the effectiveness of management in creating and communicating Camden’s corporate culture to all employees (5%).
          For 2006, Camden achieved FFO per share 9% above the 2006 goal and 12% above 2005; exceeded the budgeted performance for property-level net operating income by $12.5 million; exceeded the targeted transaction volume goal by 64%; achieved total shareholder return of 32.1%, which was not in the top third of the apartment sector; and completed new development projects on time and below budget. We continue to receive positive feedback from our employees, which indicates our culture is a differentiator among our peer group. The results of our 2006 employee opinion survey showed higher employee satisfaction levels in every category. Additionally, in 2006, Camden was recognized as one of the 50 best workplaces in Texas. As a result, for 2006, the weighted average achievement level of such goals was in “exceeds expectations” category of 70% to 100%.
          For the other three named executive officers, goals are tied to their respective business unit. The weightings applicable to each goal were set in advance and indicated below. For Messrs. Stewart and Hinton, the 2006 goals and respective weightings were generally as follows:
•	the completion of new developments in accordance with the original time and financial budgets at or above projected yields (35%);

•	the completion of lease ups in accordance with the original budgets (20%);

•	the achievement of a targeted transaction volume goal by delivering a combination of new development starts, acquisitions and dispositions (25%); and

•	the achievement of departmental budgets and process improvements (20%).
          For Mr. Steen, the 2006 goals and respective weightings were generally as follows:
•	the effective supervision of financial reporting and related functions, systems and personnel (75%); and

•	the effective management of our balance sheet obligations (25%).

          For 2006, the weighted average achievement level of such goals for each of Messrs. Stewart, Hinton and Steen was in the “exceeds expectations” category of 70% to 100%.
          To more fully tie compensation to long-term performance, executives must receive between 25% and 50% of their annual bonuses in shares. These shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares to be issued is determined based on the market share price at the date of grant. The shares issued pursuant to these grants vest 25% on the grant date and 25% on each of the next three anniversaries of the grant date.
          Performance Award Program. The compensation committee has awarded notional common shares or bonus units (which do not represent actual common shares) to our named executive officers. The notional shares expire on the tenth anniversary of the date of grant. The holders of notional shares receive an annual cash payment equal to their number of notional shares multiplied by a percentage of the actual dividend rate per share paid to holders of our common shares. The percentage used in determining 2006 awards was based on the achievement of the company-wide goals used in determining cash bonuses described above as follows:

Payment as a Percentage of
Weighted Average Achievement of Goals	Common Dividends Per Share
0-50% (Below Expectations)	0%
50% to 70% (Achieves Expectations)	75%
70% to 100% (Exceeds Expectations)	125%
          Each of the named executive officers for fiscal 2006 received the following payments in February 2007 under the Performance Award Program:

Name	2006 Award
Richard J. Campo	$198,000
D. Keith Oden	$198,000
H. Malcolm Stewart	$115,500
James M. Hinton	$115,500
Dennis M. Steen	$115,500
          Awards made to the named executive officers under the Performance Award Program in February 2007 for performance in 2006 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 21.
          Long-Term Compensation. Because today’s business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our shares. In 2006, the compensation committee set for individual named executive officers the threshold, target and maximum number of restricted shares that may be granted to the executive if the threshold, target and maximum goals are achieved by Camden and the individual business unit. The goals and weightings for long-term incentive awards are the same as those used in determining annual bonuses.
          The compensation committee awarded 188,101 shares to the named executive officers and other employees for 2006. Share awards vest in five equal installments on the first five anniversaries of the date of grant. The compensation committee did not grant any options to purchase common shares for 2006. Holders of at least 20,000 vested options are eligible for reloads upon the exercise of the options. In 2006, three executive officers exercised “reload” options and received additional options and shares upon such exercise.
          On October 30, 2006, we accelerated the vesting of aggregate of 76,542 share awards, 38,271 of which were previously granted to Mr. Campo and 38,271 of which were previously granted to Mr. Oden, based on the successful completion of several recent transactions and improvements in our operating performance, which resulted in our recognizing a one-time compensation expense in the fourth quarter of 2006 of approximately $4.2 million and reducing compensation expense by an equivalent amount over the period such share awards would have originally vested.

          In January 2007, the compensation committee awarded, based on 2006 performance, bonus shares and share awards to the following named executive officers:

	Grant	Number of		Base Price of
Name	Date	Shares	Award Type	Award
Richard J. Campo	1/30/07	23,525	Share Award	$78.32
	1/30/07	4,788	Bonus Shares	$78.32

D. Keith Oden	1/30/07	23,525	Share Award	$78.32
	1/30/07	4,788	Bonus Shares	$78.32

H. Malcolm Stewart	1/30/07	16,175	Share Award	$78.32
	1/30/07	3,591	Bonus Shares	$78.32

James M. Hinton	1/30/07	14,196	Share Award	$78.32
	1/30/07	3,352	Bonus Shares	$78.32

Dennis M. Steen	1/30/07	11,432	Share Award	$78.32
	1/30/07	3,304	Bonus Shares	$78.32
          Share awards vest in five equal annual installments beginning on February 15th following the one year anniversary of the date of grant. Bonus shares vest 25% immediately on the date of grant and 25% in three equal annual installments beginning on February 15th following the one year anniversary of the date of grant. The initial 25% vesting for bonus shares was recognized in our financial statements for the fiscal year 2006 and are included in the Summary Compensation Table under the “Bonus” column.
          Perquisites and Other Personal Benefits. We provide the named executive officers with perquisites and other personal benefits we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable Camden to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.
          Certain of the named executive officers are provided club memberships not exclusively used for business entertainment and reimbursements for personal and spousal travel. We also maintain other executive benefits we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans and car allowances and related reimbursements. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.
          We have entered into employment agreements with certain of our key employees, including the named executive officers. The employment agreements provide for severance payments plus a gross-up payment if certain situations occur, such as termination without cause or a change in control. In the case of each of the named executive officers other than Messrs. Campo and Oden, the severance payment equals one times his respective current salary base in the case of a termination without cause and 2.99 times his respective average annual compensation over the previous three fiscal years in the case of a change in control. In the case of each of Messrs. Campo and Oden, the severance payment generally equals 2.99 times the greater of his respective current annual compensation or his respective average annual compensation over the previous three fiscal years in connection with, among other things, a termination without cause or a change in control, and such persons would be entitled to receive continuation and vesting of certain benefits in the case of such a termination.
Deferred Compensation Plans
          The compensation committee has established a rabbi trust for the benefit of our officers and trust managers in which in previous years such persons had the option to place share grants and other deferred compensation. A participant may purchase assets held by the rabbi trust at any time within 30 years from the date of vesting. The purchase price of a share is 25% of the fair value of that share on the date the share was placed in the rabbi trust. The purchase price of any other asset is 25% of the fair value of that asset on the date the asset was placed in the rabbi trust.
          The compensation committee has also established a deferred compensation plan for the benefit of our officers and trust managers in which the participant may elect to defer cash compensation and/or options or shares granted under our 2002 share incentive plan. A participant has a fully vested right to his or her deferral amounts, and the deferred option and share awards will vest in accordance with their terms.
Tax and Accounting Implications
          Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. However, compensation paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to section 162(m). We have such a plan and may utilize it to mitigate the potential impact of section 162(m). We did not pay any compensation during 2006 that would be subject to section 162(m). We believe, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent compensation does not qualify for deduction under section 162(m) or under our short term incentive plan approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the compensation committee’s compensation policy and practices are not directly governed by section 162(m).
          Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for share-based payments to employees in accordance with the requirements of FASB Statement 123(R).
COMPENSATION COMMITTEE REPORT
          The Compensation Committee of Camden Property Trust has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
George A. Hrdlicka, Chair
William A. Cooper
Lewis A. Levey

EXECUTIVE COMPENSATION
Summary Compensation Table
          The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006. We have entered into employment agreements with each of the named executive officers, which are described below under “Employment Agreements.”

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred
Name and Principal				Stock	Option	Compensation	Compensation	All Other
Position	Year	Salary	Bonus	Awards (2)	Awards (2)	(3)	Earnings (4)	Compensation		Total
Richard J. Campo Chairman of the Board and Chief Executive Officer	2006	$434,660	$343,750	$2,525,027	$536,587	$198,000	—	$21,360	(5)	$4,059,384

D. Keith Oden President and Chief Operating Officer	2006	$434,660	$343,750	$2,525,027	$536,587	$198,000	—	—		$4,038,024

H. Malcolm Stewart Executive Vice President– Real Estate Investments and Chief Investment Officer	2006	$342,000	$257,813	$479,073	$138,945	$115,500	—	$10,356	(6)	$1,343,687

James M. Hinton (1) Former Senior Vice President– Real Estate Investments	2006	$300,000	$240,625	$395,281	$20,058	$115,500	—	$2,700	(7)	$1,074,164

Dennis M. Steen Chief Financial Officer, Senior Vice President - Finance and Secretary	2006	$325,000	$237,188	$261,776	$19,455	$115,500	—	$2,700	(7)	$961,619

(1)	Resigned as an officer and employee effective as of March 16, 2007.

(2)	The dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the year ended December 31, 2006 included in our annual report on Form 10-K for the year ended December 31, 2006. Includes approximately $2.1 million for each of Messrs. Campo and Oden for the accelerated vesting of share awards, which is discussed in further detail on page 18 under the heading “Long-Term Compensation.”

(3)	The amounts reflect the cash awards made under the Performance Award Program, which is discussed in further detail on page 18 under the heading “Performance Award Program.”

(4)	We do not have a pension plan. There were no earnings on non-qualified deferred compensation that were above-market or preferential. Greater detail regarding our deferred compensation plans can be found in the Non-Qualified Deferred Compensation table on page 26.

(5)	Represents the cost of club memberships not exclusively used for business entertainment ($20,876) and the reimbursement of auto-related costs for personal use ($484).

(6)	Represents the cost of club membership not exclusively used for business entertainment ($4,232), the reimbursement of auto-related costs for personal use ($3,424) and matching contributions under our 401(k) plan.

(7)	Represents matching contributions under our 401(k) plan.
Grants of Plan Based Awards
          The following table sets forth certain information with respect to shares granted during the year ended December 31, 2006 for each named executive officer, all of which were granted under our 2002 Incentive Share Plan. We did not grant any options during the year ended December 31, 2006. In 2006, each of Messrs. Campo, Oden and Stewart exercised “reload” options and received additional share awards and “reload” options as indicated below.

				All Other Option
		All Other Stock		Awards:
		Awards:		Number of	Exercise or Base
	Grant	Number of		Securities	Price of Option
Name	Date	Shares		Underling Options	Awards (1)
Richard J. Campo	1/09/06	—		23,986 (2)	$62.32
	1/09/06	1,003	(2)(3)	—	$62.32
	1/09/06	4,212	(2)(4)	—	$62.32
	1/31/06	23,042	(5)	—	$65.10
	1/31/06	5,760	(6)	—	$65.10

D. Keith Oden	1/09/06	—		23,986 (2)	$62.32
	1/09/06	1,003	(2)(3)	—	$62.32
	1/09/06	4,212	(2)(4)	—	$62.32
	1/31/06	23,042	(5)	—	$65.10
	1/31/06	5,760	(6)	—	$65.10

H. Malcolm Stewart	1/09/06	—		15,051 (2)	$62.32
	1/09/06	726	(2)(3)	—	$62.32
	1/09/06	3,049	(2)(4)	—	$62.32
	1/31/06	13,825	(5)	—	$65.10
	1/31/06	3,744	(6)	—	$65.10

James M. Hinton	1/31/06	11,521	(5)	—	$65.10
	1/31/06	3,456	(6)	—	$65.10

Dennis M. Steen	1/31/06	13,057	(5)	—	$65.10
	1/31/06	3,295	(6)	—	$65.10

(1)	The exercise or base price is equal to the closing price of our shares on the grant date.

(2)	Granted pursuant to the exercise of “reload” options. “Reload” options vest immediately on date of grant.

(3)	Vest 10% of the first two anniversaries of the date of grant and 80% on the third anniversary of the date of grant.

(4)	Vest 10% on the first four anniversaries of the date of grant and 60% on the fifth anniversary of the date of the grant.

(5)	Granted in January 2006 for performance in 2005 and vest in five equal annual installments beginning on February 15th following the first anniversary of the date of the grant.

(6)	Granted in January 2006 for performance in 2005 and vest 25% on date of grant and 25% on February 15th of each of the next three years.

Employment Agreements
          We have entered into an employment agreement with each of Messrs. Campo, Oden, Stewart, Steen and Hinton. Mr. Hinton resigned as an officer and employee effective as of March 16, 2007 and his employment agreement was terminated as of such date. The agreements with Messrs. Campo and Oden expire on July 22, 2007. However, on July 22 of each year, the expiration date of the agreements with Messrs. Campo and Oden will automatically be extended by one additional year so that as a result of such extension the then remaining term of employment will be one year. The agreements with Messrs. Stewart and Steen expire on August 20, 2007. Six months prior to expiration, unless notification of termination is given, these agreements extend for one year from the date of expiration. The agreements provide for minimum salary levels as well as various incentive compensation arrangements, which are payable based on the attainment of specific goals. Each employment agreement contains provisions relating to compensation payable to the respective named executive officer in the event of a termination of such executive’s employment, which provisions are described below under “Potential Payments Upon Termination or Change in Control.”
Outstanding Equity Awards at Fiscal Year-End
          The following table sets forth certain information with respect to the market value as of December 31, 2006 of all unexercised options and unvested share awards held by each named executive officer as of December 31, 2006.

	Option Awards (1)				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested
Richard J. Campo	2,891	—	$34.59	01/28/12
	50,000	—	$31.48	02/05/13
	15,124	—	$40.40	04/02/08
	24,760	—	$41.91	01/28/12
	22,259	—	$44.00	01/28/12
	37,098	—	$44.00	02/05/13
	86,749	50,000	$42.90	01/29/14
	33,333	66,667	$45.53	02/02/15
	201	—	$51.37	01/28/12
	30,660	—	$51.37	02/05/13
	16,047	—	$62.32	01/29/14
	7,939	—	$62.32	01/29/14

	327,061	116,667

	Option Awards (1)				Stock Awards
							Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option	Option	Stock That		Stock That
	Options	Options	Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested		Vested
D. Keith Oden	2,891	—	$34.59	01/28/12
	50,000	—	$31.48	02/05/13
	15,124	—	$40.40	04/02/08
	24,760	—	$41.91	01/28/12
	22,259	—	$44.00	01/28/12
	37,098	—	$44.00	02/05/13
	86,749	50,000	$42.90	01/29/14
	33,333	66,667	$45.53	02/02/15
	201	—	$51.37	01/28/12
	30,660	—	$51.37	02/05/13
	16,047	—	$62.32	01/29/14
	7,939	—	$62.32	01/29/14

	327,061	116,667

H. Malcolm Stewart	4,573	—	$38.85	02/20/08	25,674	(2)	$1,896,054
	1,447	—	$38.85	04/02/08	6,989	(3)	516,138
	9,146	—	$38.85	01/29/09	22,437	(4)	1,656,972
	8,333	—	$31.48	02/05/13	4,185	(5)	309,062

	20,562	—	$43.90	01/28/12	59,285		$4,378,226

	6,426	—	$43.90	02/05/13
	5,000	5,000	$42.90	01/29/14
	7,526	—	$62.32	01/28/12
	4,703	—	$62.32	02/05/13
	2,822	—	$62.32	01/29/14

	70,538	5,000

James M. Hinton (6)	4,620	—	$38.85	02/20/08	20,995	(2)	$1,550,496
	1,231	—	$38.85	04/02/08	5,701	(3)	420,982
	6,929	—	$38.85	01/29/09	7,240	(4)	534,674
	6,667	—	$31.48	02/05/13	3,103	(5)	229,157

	20,633	—	$43.90	01/28/12	37,039		$2,735,309

	5,159	—	$43.90	02/05/13
	10,000	5,000	$42.90	01/29/14

	55,239	5,000

Dennis M. Steen	—	5,000	$42.90	01/29/14	21,664	(2)	$1,599,886

	—	5,000			5,511	(3)	406,987

					27,175		$2,006,873

(1)	“Reload” options vest immediately on date of grant. All other options vest in three equal installments on the first three anniversaries of the date of grant.

(2)	Vest in five equal annual installments beginning on February 15th following the first anniversary of the date of the grant.

(3)	Vest 25% on the grant date and 25% on February 15th of the next three years.

(4)	Vest 10% of the first two anniversaries of the date of grant and 80% on the third anniversary of the date of grant.

(5)	Vest 10% on the first four anniversaries of the date of grant and 60% on the fifth anniversary of the date of the grant.

(6)	Pursuant to the termination agreement with Mr. Hinton, any vested option that is not exercised by June 14, 2007 shall lapse and be forfeited on such date. In addition, all unvested share awards unvested as of March 16, 2007 lapsed and were forfeited on such date.
Option Exercises and Shares Vested
          The following table sets forth certain information with respect to options exercised by each named executive officer and share awards vested during 2006.

	Option Awards		Stock Awards
			Number of
			Shares	Value
	Number of Shares	Value Realized	Acquired	Realized
Name	Acquired on Exercise	on Exercise	on Vesting	on Vesting
Richard J. Campo	16,047	$1,000,000	40,344	$3,047,626

D. Keith Oden	16,047	$1,000,000	40,344	$3,047,626

H. Malcolm Stewart	11,615	$723,847	11,763	$768,038

James M. Hinton	—	—	9,711	$634,031

Dennis M. Steen	7,167	$282,717	5,795	$377,834
Nonqualified Deferred Compensation
          Beginning in 1997, the compensation committee established a rabbi trust for the benefit of our officers, including the named executive officers, and trust managers in which in previous years such persons had the option to place share grants, compensation (including salary, bonuses and fees) and dividends on previously deferred share awards. Generally, a participant may purchase assets held by the rabbi trust at any time up to 30 years from the date of vesting. The purchase price of a share is 25% of the fair value of that share on the date the share was placed in the rabbi trust. The purchase price of any other asset is 25% of the fair value of that asset on the date the asset was placed in the rabbi trust. The compensation committee has also established a deferred compensation plan for the benefit of our officers, including the named executive officers, and trust managers in which the participant may elect to defer options or shares granted under our 2002 share incentive plan, compensation (including salary, bonuses and fees) and dividends on previously deferred share awards.

          The following table provides certain information regarding contributions to and earnings in the rabbi trust and the deferred compensation plan as of December 31, 2006.

	Registrant		Aggregate Balance
	Contributions in	Aggregate Earnings in	at Last Fiscal Year-
Name	Last Fiscal Year (1)	Last Fiscal Year (2)	End (3)
Richard J. Campo
Rabbi Trust	$—	$15,671,556	$73,415,048
Deferred Compensation Plan	3,919,813	2,315,896	9,593,305

	$3,919,813	$17,987,452	$83,008,353

D. Keith Oden
Rabbi Trust	$—	$15,818,184	$73,948,805
Deferred Compensation Plan	3,921,954	2,316,726	9,598,378

	$3,921,954	$18,134,910	$83,547,183

H. Malcolm Stewart
Rabbi Trust	$—	$3,328,761	$15,979,636
Deferred Compensation Plan	1,143,742	378,068	2,108,209

	$1,143,742	$3,706,829	$18,087,845

James M. Hinton
Rabbi Trust	$—	$1,985,566	$9,922,742
Deferred Compensation Plan	975,003	249,827	1,613,406

	$975,003	$2,235,393	$11,536,148

Dennis M. Steen
Rabbi Trust	$—	$350,854	$1,688,449
Deferred Compensation Plan	1,100,378	377,290	2,047,945

	$1,100,378	$728,144	$3,736,394

(1)	Reflects 2006 amounts participants elected to defer including share awards, salary, and bonuses; these amounts are included in the Summary Compensation Table on page 21. We credit to the participant’s account an amount equal to the amount designated as the participant’s deferral for the plan year as indicated in the participant’s deferral election. A participant has a fully-vested right to his or her cash deferral amounts, and the deferred option and share awards will vest in accordance with their terms. Amounts deferred by the participants in 2006 are comprised of:

Name	Salary	Bonus	Share Awards	Total
Richard J. Campo	$404,945	$314,872	$3,199,996	$3,919,813
D. Keith Oden	407,086	314,872	3,199,996	3,921,954
H. Malcolm Stewart	—	—	1,143,742	1,143,742
James M. Hinton	—	—	975,003	975,003
Dennis M. Steen	—	35,863	1,064,515	1,100,378

(2)	Aggregate earnings in 2006 represent the unrealized earnings reported by the administrator of our non-qualified deferred compensation plans, and represent the unrealized appreciation of Camden shares and dividends on previously deferred share awards, salary and bonuses. The earnings on the deferred compensation plans do not include any company or executive contributions, and are not included in the Summary Compensation Table on page 21.

(3)	Include amounts to be paid by the executive upon withdrawals from the deferred compensation plans as follows: Mr. Campo — $11,340,796; Mr. Oden — $11,369,411; Mr. Stewart — $2,379,096; Mr. Hinton — $1,487,078; and Mr. Steen — $255,822.

Potential Payments Upon Termination or Change in Control
          The following summarizes the compensation payable to each named executive officer under his employment agreement in the event of a termination of such executive’s employment. Mr. Hinton resigned as an officer and employee effective as of March 16, 2007 and his employment agreement was terminated as of such date.
          Payments Made Upon Any Termination
          In all events, we are obligated to pay all salary and benefits accrued to the executive through and including the date of termination. Additionally, each executive will be entitled to receive the minimum bonus for the contract year during which the termination occurs, prorated through and including the date of termination.
          Payments Made Upon a Termination Without Cause
          If the employment term is terminated for reasons other than for cause, the executive will be entitled to receive a severance payment equal to, in the case of Messrs. Stewart, Hinton and Steen, one times his respective annual base salary currently in effect and, in the case of Messrs. Campo and Oden, 2.99 times the greater of his current annual compensation or his average annual compensation over the three most recent years. Annual compensation includes salary, bonuses, performance award payments and the value of long term incentive compensation. In addition, unless prohibited by the applicable provider, the executive shall continue to receive health and welfare benefits, as received before the executive’s termination, until the earlier of (a) the executive obtaining employment with another company or (b) the end of the employment term, as if the executive had not so terminated. Messrs. Campo and Oden will become fully vested in the unvested portion of any award made to the executive in respect to any retirement, pension, profit sharing, long-term incentive, or other similar such plans.
          Payments Made Upon Death or Disability
          If the employment term is terminated by reason of death or disability, the executive will be entitled to receive a severance payment equal to, in the case of Messrs. Stewart, Hinton and Steen, one times his annual base salary, including targeted cash bonus, at the date on which death occurs and in the case of Messrs. Campo and Oden, 2.99 times the greater of his current annual compensation or his average annual compensation over the three most recent years. Each executive will become fully vested in the unvested portion of any award made to the executive in respect to any retirement, pension, profit sharing, long-term incentive or other similar such plans. In addition, the executive would be entitled to receive continuation of certain welfare benefits.
          Payments Made Upon a Change in Control
          If the employment term is terminated by reason of a change in control, the executive will be entitled to receive a severance payment plus a gross-up payment, if any, for excise taxes due on the change in control payments. In the case of each of Messrs. Stewart, Hinton and Steen, the severance payment equals 2.99 times his average annual salary over the previous three fiscal years. In the case of each of Messrs. Campo and Oden, the severance payment generally equals 2.99 times the greater of his current annual compensation or his average annual compensation over the previous three fiscal years. Each executive will become fully vested in the unvested portion of any award made to the executive in respect to any retirement, pension, profit sharing, long-term incentive or other similar such plans. In addition, the executive would be entitled to receive continuation of certain welfare benefits.
          The amounts set forth in the table below represent the compensation payable to each named executive officer under his respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2006 and therefore include amounts earned through such time and are estimates of the amounts that would be paid the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination.

		Reason For Termination
		Without	Death or	Change in
Name	Benefit	Cause	Disability	Control
Richard J. Campo	Bonus	$500,000	$500,000	$500,000
	Severance	9,269,413	9,269,413	9,269,413
	Options and Awards	3,304,009	3,304,009	3,304,009
	Gross-Up Payment for Excise Taxes	—	—	2,207,807

		$13,073,422	$13,073,422	$15,281,229

D. Keith Oden	Bonus	$500,000	$500,000	$500,000
	Severance	9,269,413	9,269,413	9,269,413
	Options and Awards	3,304,009	3,304,009	3,304,009
	Gross-Up Payment for Excise Taxes	—	—	2,207,807

		$13,073,422	$13,073,422	$15,281,229

H. Malcolm Stewart	Bonus	$375,000	$375,000	$375,000
	Severance	342,000	717,000	994,095
	Options and Awards	344,092	4,532,947	4,532,947

		$1,061,092	$5,624,947	$5,902,042

James M. Hinton	Bonus	$350,000	$350,000	$350,000
	Severance	300,000	650,000	819,758
	Options and Awards	280,679	2,890,080	2,890,080

		$930,679	$3,890,080	$4,059,838

Dennis M. Steen	Bonus	$345,000	$345,000	$345,000
	Severance	325,000	670,000	828,978
	Options and Awards	271,325	2,161,624	2,161,624

		$941,325	$3,176,624	$3,335,602

Compensation Committee Interlocks and Insider Participation
          Other than William R. Cooper and Lewis A. Levey, each of whom is a former officer of Paragon Group, Inc. (which was merged into one of our subsidiaries in 1997), no member who served on our compensation committee during 2006 was either an officer or employee during 2006, a former officer or was party to any material transaction described earlier in the “Certain Relationships and Related Transactions” section. No executive officer served as a member of the compensation or similar committee or board of directors of any entity whose members served on our compensation committee.

BOARD COMPENSATION
          We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on our board. In setting board compensation, we consider the significant amount of time trust managers expend in fulfilling their duties to us as well as the skill level we require of members of the board.
          For 2006, trust managers, other than those who are our employees, were paid the following fees. We expect to pay the same amounts in 2007.

Annual fee	$18,000
For each board meeting attended in person	1,000
For each board meeting attended by telephone conference	1,000
For each committee meeting attended	750
Chair of audit committee	7,500
          We also reimburse trust managers for travel expenses incurred in connection with their activities on our behalf.
          Each non-employee trust manager receives restricted shares with a market value of $100,000 on the date of grant upon his election to the board and on each succeeding year he is a trust manager. Prior to 2006, each non-employee trust manager received 2,000 restricted shares upon his election and 2,000 restricted shares on each succeeding year he was a trust manager. Our Lead Independent Trust Manager will receive additional restricted shares with a market value of $25,000 each year he is Lead Independent Trust Manager. Prior to 2006, our Lead Independent Trust Manager received an additional 2,000 restricted shares on May 1 of each year he was Lead Independent Trust Manager.
          The table below summarizes the compensation we paid to each non-employee trust manager for 2006:

			Change in
			Pension Value
			and
			Nonqualified
			Deferred
	Fees Earned or	Stock Awards	Compensation	All Other
Name (1)	Paid in Cash	(2)	Earnings (3)	Compensation		Total
William R. Cooper	$28,000	$390,571	—	—		$418,571

George A. Hrdlicka	$31,000	$390,571	—	—		$421,571

Scott S. Ingraham	$28,250	$91,232	—	—		$119,482

Lewis A. Levey	$31,000	$275,755	—	—		$306,755

William B. McGuire, Jr.	$24,500	$20,548	—	$74,732	(4)	$119,780

F. Gardner Parker	$24,750	$439,680	—	—		$464,430

William F. Paulsen	$29,750	$20,548	—	$106,761	(4)	$157,059

Steven A. Webster	$26,250	$91,232	—	—		$117,482

(1)	Richard J. Campo, our Chairman of the Board and Chief Executive Officer, and D. Keith Oden, our President and Chief Operating Officer, are not included in this table as they are employees and thus receive no compensation for their services as trust managers. The compensation received by Messrs. Campo and Oden as employees is shown in the Summary Compensation Table on page 21.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted for under FAS 123(R). Amounts for Messrs. Cooper, Hrdlicka, Levey and Parker include acceleration of vesting due to the requirements under FAS 123(R) for retirement age individuals.

(3)	We do not have a pension plan. There were no earnings on non-qualified deferred compensation that were above-market or preferential.

(4)	Represents amounts paid pursuant to separation agreements for health benefits, secretarial and computer-related services, and office facilities, which are further explained on page 14 under “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE INFORMATION
          Deloitte & Touche LLP has served as our independent registered public accountants for fiscal year 2006. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Report of the Audit Committee
          The audit committee operates under a written amended and restated charter adopted by the board of trust managers. The amended and restated audit committee charter is attached as Appendix A to this proxy statement and is also available on the investor relations section of our website site at www.camdenliving.com.
          Each member of the audit committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and Sections 303A.02 and 303A.07(b) of the New York Stock Exchange’s listing standards and is free from any relationship that, in the opinion of the board, would interfere with the exercise of his independent judgment as a member of the audit committee.
          The audit committee met with management periodically during the year to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. The audit committee discussed these matters with the company’s independent registered public accountants and with appropriate company financial personnel, including the internal auditors. The audit committee also discussed with the company’s senior management, independent registered public accountants and internal auditors the process used for certifications by the company’s chief executive officer and chief financial officer that are required for certain of the company’s filings with the Securities and Exchange Commission.
          The audit committee met privately with the independent registered public accountants, senior management, internal auditors and outside counsel, each of whom has unrestricted access to the audit committee.
          The audit committee appointed Deloitte & Touche LLP as the independent registered public accountants for the company after reviewing the firm’s performance and independence from management.
          Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls.
          The independent registered public accountants audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company and its subsidiaries in conformity with accounting principles generally accepted in the United States of America and discussed with the audit committee any issues they believed should be raised with the audit committee.
          The audit committee reviewed with management and Deloitte & Touche LLP the company’s audited financial statements and met separately with both management and Deloitte & Touche LLP to discuss and review those financial statements and reports prior to issuance. The audit committee further reviewed and discussed our process to comply with Section 404 of the Sarbanes-Oxley Act. Management has represented, and Deloitte & Touche LLP has confirmed, to the audit committee the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
          The audit committee received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. The audit committee also discussed with Deloitte & Touche LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The audit committee monitored auditor independence, reviewed audit and non-audit services performed by Deloitte & Touche LLP and discussed with the auditors their independence.

          In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of trust managers the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
          The audit committee also reappointed, subject to shareholder ratification, Deloitte & Touche LLP as our independent registered public accountants for 2007.
          This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.
          This audit committee report is given by the following members of the audit committee:
Scott S. Ingraham, Chair
George A. Hrdlicka
Lewis A. Levey
Independent Registered Public Accountant Fees
          The following summarizes the approximate aggregate fees billed to us for the fiscal years ended December 31, 2006 and 2005 by our principal independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

	Total Approximate Fees
Type of Services (a)	2006	2005
Audit Fees (b)	$1,137,860	$1,259,500
Tax Fees (c)	285,368	144,000
All Other Fees (d)	2,000	207,800

Total (e)	$1,425,228	$1,611,300

(a)	All such services provided to us by the Deloitte Entities during 2006 and 2005 were pre-approved by the audit committee.

(b)	Fees for audit services billed in 2006 and 2005 include the following:
•	Audit of our annual financial statements;

•	Audit of our internal controls over financial reporting;

•	Reviews of our quarterly financial statements; and

•	Issuances of comfort letters, consents and other services related to SEC matters.

(c)	Fees for tax services billed in 2006 and 2005 included tax compliance services and tax planning and advice services.

(d)	Fees for all other services billed in 2006 and 2005 consisted of permitted non-audit services, such as property tax services.

(e)	Excludes amounts we reimbursed the Deloitte Entities for out-of-pocket expenses, which totaled approximately $24,900 in 2006 and $21,300 in 2005. Fees for 2006 exclude tax fees of $60,300 and fees for 2005 exclude audit and tax fees of $36,600 and $410,000, respectively, for services provided to Summit Properties Inc. and its affiliates for periods prior to the effective time of the merger.
          In considering the nature of the services provided by the Deloitte Entities, the audit committee determined such services are compatible with the provision of independent audit services. The audit committee discussed these services with representatives of the Deloitte Entities and management to determine if they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
Pre-Approval Policies and Procedures
          The audit committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by our independent registered public accountants. These provide that the audit committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by our independent registered public accountants.
          The independent registered public accountants provide the audit committee with a list describing the services expected to be performed by the independent registered public accountant. Any request for services not contemplated by this list must be submitted to the audit committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the audit committee has authorized any of the members of the audit committee to approve the provision by our independent registered public accountants of non-audit services not prohibited by law. Any such decision made by a member of the audit committee will be reported by such member to the full audit committee at its next meeting.
          In addition, although not required by the rules and regulations of the SEC, the audit committee generally requests a range of fees associated with each proposed service. The audit committee believes providing a range of fees for a service incorporates appropriate oversight and control of the independent registered public accountant relationship, while permitting us to receive immediate assistance from the independent registered public accountant when time is of the essence.
Ratification of the Selection of the Independent Registered Public Accountants
          The audit committee has reappointed Deloitte & Touche LLP as our independent registered public accountants for 2007.
          The proposal will be approved if it receives the affirmative vote of the majority of shares represented in person or by proxy at the meeting.
          The audit committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2007.
SHAREHOLDER PROPOSALS
          We must receive any shareholder proposal intended for inclusion in the proxy materials for the annual meeting to be held in 2008 no later than December 31, 2007. A shareholder may also nominate trust managers before the next annual meeting by submitting the nomination to us as described on page 5 under “Consideration of Trust Manager Nominees—Shareholder Nominees.” We did not receive any formal proposals during 2006 from shareholders.
ANNUAL REPORTS
          Our 2006 annual report, including financial statements, is being mailed to you along with this proxy statement. Our 2006 annual report, 2006 Form 10-K and this proxy statement are also available on the investor relations section of our website site at www.camdenliving.com. Our annual report and Form 10-K are not proxy soliciting materials.

APPENDIX A
CAMDEN PROPERTY TRUST
AUDIT COMMITTEE OF THE BOARD OF TRUST MANAGERS CHARTER
Amended and Restated February 27, 2007
I. PURPOSE
The Committee (the “Committee”) is established by the Board of Trust Managers (the “Board”) of Camden Property Trust (the “Company”) for the primary purposes of assisting the Board in overseeing:
•	the integrity of the Company’s financial statements,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent accountants’ qualifications and independence, and

•	the performance of the Company’s internal audit function and independent accountants.
In addition, the Committee shall review, as it deems appropriate, the adequacy of the Company’s systems of disclosure controls and internal controls regarding financial reporting and accounting.

Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee should also provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board.

The Committee may obtain advice and assistance from outside legal, accounting, or other advisors as it deems appropriate to perform its duties and responsibilities. The Committee may retain and compensate these advisors without seeking Board approval.

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent accountant and to any advisers that the Committee chooses to engage.

The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.
II. COMPOSITION AND MEETINGS
The Committee shall be comprised of three or more Trust Managers as determined by the Board, each of whom shall meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Trust Manager fees are the only compensation that a member of the Committee may receive from the Company. All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall be an audit committee financial expert (as defined in Item 401(h) of Regulation S-K). The existence of such member or members as an audit committee financial expert(s), including his or her name and whether or not he or she is independent, shall be disclosed in periodic filings as required by the Securities and Exchange Commission (the “SEC”). Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.
No Trust Manager may serve as a member of the Committee if he or she serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement.
The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified or until their earlier death, retirement, resignation or removal. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies on it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to herein. The members of the Committee shall designate a Chair by majority vote of the full Committee membership.
The Committee shall hold regular meetings as may be necessary and such special meetings as may be called by the Chair of the Committee or at the request of the independent accountants or the director of the internal auditing department, if any, or other personnel responsible for the Company’s internal audit function. As part of its job to foster open communication, the Committee will meet periodically with management, the internal auditors (or other personnel responsible for the Company’s internal audit function), and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee will meet quarterly with the independent accountants and management to discuss the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountants to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. Independent Trust Managers who are not members of the Committee are welcome to attend and participate in the meetings of the Committee unless otherwise specified by the Chairperson, but may not vote and will not be compensated for participation in any such meeting.
III. RESPONSIBILITIES AND DUTIES
To fulfill its responsibilities and duties the Committee shall:
Documents/Reports/Accounting Information Review
1. Review this Charter periodically, at least annually, and recommend to the Board any necessary amendments as conditions dictate.
2. Review and discuss with management and the independent accountants the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review and discuss other reports or documents submitted by the Company to a governmental entity or the public that contain significant financial information regarding the Company that has not previously been publicly disclosed.
3. Recommend to the Board whether the financial statements should be included in the Company’s Annual Report on Form 10-K. Discuss with financial management and the independent accountants the quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q.
4. Discuss with management earnings press releases (paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information) and financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.
5. Review the regular reports to management (or summaries thereof) prepared by the internal auditing department, as well as management’s response.

Independent Accountants
6. Directly appoint, retain, compensate, evaluate and terminate the independent accountants. The independent accountants shall report directly to the Committee and the Committee shall be directly responsible for oversight of the independent accountants, including resolution of disagreements between management and the independent accountants in the event that they arise.
7. Discuss with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to quality of the accounting principles adopted by the Company and the conduct of the audit, including any audit problems or difficulties that the independent accountants may have encountered in the course of the audit work (including any restrictions on the scope of activities or access to requested information) and management’s response thereto, and any significant disagreements with management; review the independent accountants’ attestation and management’s internal control report; and hold timely discussions with the independent accountants regarding the following:
•	all critical accounting policies and practices;

•	material written communications between the independent accountants and management, including, but not limited to, the management letter and schedule of unadjusted differences; and

•	an analysis of the independent accountants’ judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.
8. At least annually, obtain and review a report by the independent accountants describing
•	the firm’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the independent accountants’ independence) all relationships between the independent accountants and the Company.
9. Evaluate the qualifications, performance and independence of the independent accountants, including a review and evaluation of the lead partner of the independent accountants. In making its evaluation, the Committee will take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function). Assure the regular rotation of the lead audit partner as required by law and consider whether, in order to assure continuing independence of the independent accountants, there should be regular rotation of the audit firm itself.
10. Review and preapprove both audit and non-audit services to be provided by the independent accountants (other than as provided in Section 10A(i)(B) of the Exchange Act relating to de minimis exceptions from the preapproval requirements).
11. Ensure that the independent accountants submit to the Committee on a periodic basis written statements regarding their independence and delineating all relationships between the independent accountants and the Company, including the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discuss with the independent accountants such statements and any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent accountants.

12. Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent accountants.
Financial Reporting Processes and Accounting Policies
13. Discuss with management, the independent accountants and the internal auditors (or other personnel responsible for the internal audit function) (a) the effectiveness of internal controls and the independent accountants’ attestation and report about the Company’s assessment, (b) the adequacy of the Company’s internal controls, including computerized information system controls and security, and (c) any related significant finding and recommendations of the independent accountants and internal auditors together with management’s responses thereto.
14. Review management certifications required as exhibits to the Company’s public reports.
15. Review the Company’s policies relating to the avoidance of conflicts of interest and discuss with counsel any relationships and transactions between the Company and its executive officers or Trust Managers, including but not limited to all related party transactions required to be disclosed under Item 404 of Regulation S-K, that could impact the integrity of the Company’s financial reports.
16. Discuss with management and the independent accountants major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.
17. Review analyses prepared by management and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.
18. Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company.
19. Establish and maintain procedures for the receipt, retention, and treatment of complaints from the Company’s employees regarding accounting, internal accounting controls, or auditing matters.
20. Establish and maintain procedures for the confidential, anonymous submission by the Company’s employees regarding questionable accounting or auditing matters.
Receive reports from the party responsible for investigating complaints, either internal or external, regarding questionable accounting, auditing or internal control matters.
Internal Audit
21. Ensure that the Company has an internal audit function to provide management and the Committee with ongoing assessments of the Company’s risk management processes and system of internal control. The Company may choose to outsource this function to a firm other than its independent accountants.
22. Review the adequacy of the Company’s internal audit function and review and advise on the selection and removal of the internal audit director.
23. Periodically, meet separately with the persons performing the internal audit function to discuss any issues warranting Committee attention.
24. Annually, review and recommend changes (if any) to the internal audit plan.

Legal Compliance and Risk Management
25. Discuss with the Company’s counsel legal matters, including corporate securities trading policies, that may have a material impact on the Company’s financial statements or compliance policies or procedures.
26. Discuss with management guidelines and policies to govern the process by which risk assessment and risk management is handled, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
Other Responsibilities
27. Prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement.
28. Annually, conduct a performance evaluation of the Committee relative to the Committee’s purpose, duties and responsibilities outlined herein.
29. Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.
30. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and nonaudit services, provided that the decisions of such subcommittee to grant preapprovals will be presented to the full Committee at its next scheduled meeting.
31. The Committee may perform such other functions as may be requested by the Board from time to time.
Limitations on Committee’s Role
While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine whether the Company’s financial statements and disclosures are complete or accurate or in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountants.
It is also not the responsibility of the Committee to develop corporate governance guidelines or codes of business conduct or ethics, including, except as expressly set forth herein, with respect to conflicts of interests or relationships between the Company and its executive officers or Trust Managers. This is the responsibility of the Corporate Governance Committee of the Board.

CAMDEN PROPERTY TRUST
FORM OF PROXY FOR ANNUAL MEETING
TO BE HELD MAY 1, 2007
          This proxy is solicited on behalf of the Board of Trust Managers.
          The undersigned hereby appoints Richard J. Campo, D. Keith Oden and Dennis M. Steen, or any of them, proxies of the undersigned, with full powers of substitution, to vote all of the common shares of beneficial interest of Camden Property Trust the undersigned is entitled to vote at the Annual Meeting to be held on May 1, 2007 and at any adjournment thereof, and authorizes and instructs said proxies to vote as set forth on the reverse side.
          The Board of Trust Managers recommends you vote FOR each of the nominees for trust manager. The Audit Committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2007.
IMPORTANT — This Proxy must be signed and dated on the reverse side.

1.	Election of Trust Managers		For	Withhold	For All	To withhold
				All	Except	authority to vote for
	Nominees:		☐	☐	☐	any individual, mark “For All
	01) Richard J. Campo	06) William F. Paulsen				Except” and write the nominee’s
	02) William R. Cooper	07) D. Keith Oden				number on the line below:
	03) Scott S. Ingraham	08) F. Gardner Parker
	04) Lewis A. Levey	09) Steven A. Webster
05) William B. McGuire, Jr.

2.	Ratification of Deloitte & Touche LLP as		For	Against	Abstain
	the independent registered public accountants		☐	☐	☐
          In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
          This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
	YES ☐	NO ☐

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Signature Date	Signature (Joint Owners) Date